THOMAS E. LAROSSA
105 King George Drive #18
Boxford, MA 01921

August 23, 2002

Michael McLaughlin, CEO
Bernard, Allan & Edwards, Inc.
1016 Shore Acres Drive
Leesburg, FL 34748

Dear Michael:

This is to inform you that I now consider myself suitably retired. I hereby resign from my position as a director, and from any executive offices that I hold with the Company. Although I am no longer actively involved I hope that I will have the opportunity to continue to contribute from time to time.
I wish you and the Company success and prosperity for the many years to come.

Sincerely,



Thomas E. LaRossa
/S/ THOMAS E. LAROSSA